gary b. wolff, p.c.                                 805 Third Avenue
Counselor At Law                                    Twenty First Floor
                                                    New York, NY 10022
                                                    Telephone : 212-644-6446
                                                    Facsimile : 212-644-6498


                                Exhibits 5 and 23


January 20, 2003


                         CONSENT AND OPINION OF COUNSEL


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549-1004

Gentlemen:

I am securities counsel to Magic Communications, Inc., a Delaware corporation (the "Company"). I have, in such capacity, examined and am familiar with the Articles of Organization, as amended to date, and the By-laws of the Company, and have examined the records of corporate proceedings. I have also examined and am familiar with such other documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, $.0001 par value, of the Company reserved for issuance under the Magic Communications, Inc. 2002 Non-Statutory Stock Option Plan dated November 24, 2002, will, when issued in accordance with the terms of such plan, be legally issued, fully paid and non-assessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolff

GBW:hk